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DARDEN RESTAURANTS, INC.

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NEWS/INFORMATION
Corporate Relations
P.O. Box 695011
Orlando, FL 32869-5011
Contacts:
(Analysts) Matthew Stroud	(407) 245-5288
(Media) Bob McAdam	(407) 245-5404

DARDEN ADDRESSES INACCURATE AND MISLEADING STATEMENTS BY

STARBOARD AND PROVIDES THE FACTS ON VALUE ACHIEVED WITH

RED LOBSTER SALE

Files Presentation and Issues Open Letter to Shareholders Regarding Red Lobster Divestiture

ORLANDO, Fla., – August 4, 2014 – Darden Restaurants, Inc. (NYSE: DRI) filed a presentation with the Securities and Exchange Commission (“SEC”) and issued the following open letter to shareholders with respect to the Company’s previously completed Red Lobster sale.

Highlights of the letter are as follows:

•	Darden’s Board determined that divesting Red Lobster was, in its view, in the best interests of Darden and its shareholders. Despite numerous actions taken to improve the business, Red Lobster experienced years of declines in guest traffic, resulting in volatile and consistently weakening financial performance that significantly burdened Darden’s results relative to Darden’s other brands. Red Lobster’s negative trends were continuing and accelerating at the time its sale was announced in May, with a near-term turnaround unlikely.

•	Contrary to assertions by Starboard Value LP and its affiliates (“Starboard”) that it was “rushed,” the sale of Red Lobster was the culmination of what we and our financial advisors considered a robust and deliberate review process that began in early 2013 – well before Starboard’s investment. This process was designed to enable Darden to maximize value and minimize risks associated with continuing to own the business, including risks from the brand’s ongoing deterioration and uncertain pathway for recovery.

•	Darden’s Board believes the Red Lobster sale better positions Darden for sustained growth, value creation and consistent return of cash to our shareholders in contrast to Starboard’s erroneous claim of value destruction.

•	After careful evaluation, the Board concluded that halting a robust Red Lobster sale process mid-course could have negative consequences for the value received and (if any sale could be effected) for the value of Darden.

•	Although Starboard erroneously claims the business was sold at a “discount,” we believe the $2.1 billion purchase price represents a premium multiple compared to comparable restaurant deals and exceeded many industry analysts’ expected valuation ranges for the business, particularly taking into account Red Lobster’s deteriorating performance.

•	Tax free and other tax efficient alternatives, as suggested by Starboard, were explored in depth by the Board and our advisors but we did not believe they were likely to be viable, value creating options.

•	We believe replacing the entire Darden Board, as Starboard is seeking to do, could be significantly destabilizing to the Company and could jeopardize the Board’s current commitment to its $2.20 per share annual dividend.

The full text of the open letter is below:

August 4, 2014

Dear Darden Shareholder:

In press statements and SEC filings, we believe Starboard has continued to misrepresent the facts about the actions we are taking to improve performance and enhance shareholder value, and the progress we are making on these initiatives. This includes what we view as inaccurate and misleading statements regarding the value achieved with the recent sale of Red Lobster. In our view, Starboard’s assertions continue to be based on incorrect and unrealistic analysis, including what we believe is an unfounded assumption that a sale of the Red Lobster real estate could be implemented on a tax free basis.

We are writing to set the record straight.

Darden’s Board concluded that divesting Red Lobster was, in its view, in the best interests of Darden and its shareholders. Despite numerous actions taken to improve the business, Red Lobster experienced years of declines in guest traffic, resulting in volatile and consistently weakening financial performance that significantly burdened Darden’s results relative to Darden’s other brands. Red Lobster’s negative trends were continuing and accelerating at the time its sale was announced in May, with a near-term turnaround unlikely.

Darden has long been the market leader in full-service dining and has a record of long-term performance and value creation. More recently, there have been significant changes within the restaurant industry. These changes include slowing sales growth as the industry continues to mature as well as important shifts in consumer demographics and expectations.

Many consumers, including Red Lobster’s core customer base, have faced increasing financial pressure that has not eased despite some improvement in the overall economy. To offset this dynamic, we have taken numerous actions over the years to reach new consumer segments and to increase demand from Red Lobster’s existing consumer base in order to reignite the success Red

Lobster once enjoyed. However, these initiatives, which have included capital investments, operational and personnel changes, new menus, advertising changes and remodels, only interrupted the brand’s long-term erosion and declining financial performance, particularly relative to the rest of Darden’s brand portfolio.

Challenges:

•	Due to the higher costs of seafood, Red Lobster has long had a relatively high average check compared to other nationally advertised casual dining brands, which has been a distinct disadvantage when competing for visits from financially constrained consumers.
•	As the business declined, Red Lobster’s priorities and operating support requirements came to differ meaningfully from those of Darden’s other brands, including Olive Garden, which had nearly 40% more guest visits in fiscal 2014 than it had a decade ago.
•	Red Lobster’s deteriorating performance was significantly harming the Company’s financial results. Indeed, Red Lobster’s sales and earnings volatility has been detrimental to Darden’s overall performance for some time:

-	Over the past decade, average weekly guest count per restaurant fell 21%
-	Over the past two fiscal years:
¡	Red Lobster same-restaurant sales declined -8.1%
¡	Red Lobster underperformed the Knapp-Track casual dining index by 720 bps
¡	EBITDA declined -$106 million, or -32%
¡	EBITDA margins fell 330 bps to 9.3%, the lowest in a decade

Although the Company believed that over the long-term Red Lobster may have had the potential to recover gradually and hence could be attractive to financial and other buyers, particularly in the context of a competitive bidding process, the Company believed that the significant risks, volatility and uncertainties associated with the business far outweighed any long term potential and did not justify maintaining the Company’s investment in the business. The Company believed these risks made the divestiture of Red Lobster at the current time particularly compelling when considered in light of the opportunities of the Company’s other brands, the anticipated going-forward financial profile of the Company on an excluding-Red Lobster basis, public market demands for near-term improvements in the Company’s financial profile, and the foreseeable existing negative operating performance and trends of Red Lobster detailed in the presentation.

Contrary to Starboard’s assertion that it was “rushed,” the sale of Red Lobster was the culmination of what we and our financial advisors considered a robust and deliberate process designed to maximize value and minimize risks associated with continuing to own the business, including the brand’s ongoing deterioration and uncertain pathway for recovery.

To best position your company for continued growth and success against this backdrop, Darden’s Board and leadership team carefully examined various strategic, operational and financial alternatives. This review process began in early 2013 – well before Starboard made its investment in Darden. The analysis included advice from the Company’s financial advisor, Goldman, Sachs & Co., and legal counsel, Latham & Watkins. It also included advice from Wachtell, Lipton, Rosen & Katz, as legal counsel to Darden’s Board, and, subsequent to the initial advice provided by Goldman, Sachs & Co., from Morgan Stanley, as financial advisor to Darden’s Board.

In light of Red Lobster’s trends and the extensive analysis, in December 2013, Darden’s Board approved a plan to, among other actions, separate the Red Lobster business through either a sale or a spin-off. The Board believed that, given the challenges facing the Red Lobster business, a full separation was necessary to enable Darden to capitalize on its highest return and value creating opportunities in its remaining brand portfolio and to deliver increased shareholder returns over the long-term.

In May 2014, we announced the sale of Red Lobster to Golden Gate Capital. The sale, which closed on July 28, 2014, was the culmination of a thorough and robust process that, in our view, enabled us to maximize the value of the business, eliminate the risks and volatility associated with continuing to own it, and provide a realistic market-validated valuation of Darden’s real estate assets. As part of this process, the Company and its advisors directly contacted a broad universe of approximately 70 potential financial and strategic buyers to purchase the Red Lobster business and related debt. In addition, approximately 25 real estate buyers were also contacted to facilitate attractive sale-leaseback financing for the purchase of the Red Lobster business.

The $2.1 billion all cash consideration from the Red Lobster sale provided Darden with immediate and certain value to reduce debt and support our capital return initiatives, including a significant share repurchase and maintaining the Company’s annual dividend at $2.20 per share, which Darden shareholders have stated is a priority for them. In the past five fiscal years, Darden has returned nearly $2 billion to shareholders through share repurchases and dividends.

The transaction also was designed to enable us to eliminate, for the Company and all Darden shareholders, the risks, uncertainties and financial volatility relating to the continued struggles of the Red Lobster turnaround.

We believe the Red Lobster sale better positions Darden for sustained growth, value creation and consistent return of cash to our shareholders in contrast to Starboard’s erroneous claim of value destruction.

Following the completion of the Red Lobster sale, we believe Darden is significantly better positioned for success. From a financial perspective, the new Darden is likely to benefit from:

•	Higher and more consistent sales and earnings growth driven by a stronger overall positioning with the most attractive consumer segments and by an expanding restaurant footprint;
•	A more balanced commodity purchasing profile that reflects much lower exposure to the historically volatile seafood category;
•	Stable and growing cash flow with reduced quarterly sales and earnings volatility;
•	A $1 billion debt reduction, which will improve credit metrics; and
•	Continued leading capital return. With stronger cash flows and the proceeds from the Red Lobster sale, our shareholders will continue to benefit from an active share repurchase program, including a new share repurchase program of up to $700 million in fiscal 2015, and a strong quarterly dividend, which equates to $2.20 per share annually.

From an operational perspective, we believe Darden is likely to benefit from a sharper focus on growing our highly attractive brands without the distraction of continuing to operate a business that is not as well positioned for the future. In this regard, while still in the early stages, progress on our operating priorities is leading to enhanced performance throughout the Company:*

•	At Olive Garden, guest experience and satisfaction scores are improving across the system and are expected to translate into higher traffic trends over time. Online ordering, including a redesigned web experience and the national launch of an online To-Go platform, is underway and strengthening the take-out business. Initial sales results of a pilot remodel program are encouraging – the sales trends have improved by mid-single digits since the completion of the remodels and the installation of new signage.
•	At LongHorn Steakhouse, cumulative same-restaurant sales results for the last five years have exceeded the Knapp-Track casual dining competitive benchmark by over 17 percentage points. In fiscal 2014, LongHorn’s same-restaurant sales grew 2.7% year-over-year and exceeded the industry by 3.9 percentage points.
•	The Specialty Restaurant Group continues to deliver solid performance. In fiscal 2014, total sales exceeded $1.2 billion, a 25.2% increase from the prior year, and blended same-restaurant sales grew 1.6%.
•	As a result of the Company’s aggressive cost management, general and administrative (G&A) expenses as a percentage of sales are expected to remain at approximately 5.0% following the Red Lobster sale, despite the lower revenue base. In addition, in fiscal 2015, selling, general and administrative (SG&A) expenses as a percentage of sales are expected to be the lowest since Darden became a public company.

Further, our Board concluded that the multiples at which Darden shares trade have been consistently harmed by Red Lobster’s deteriorating performance. With the sale complete, we expect these to improve.

After careful evaluation, the Board concluded that halting a robust Red Lobster sale process mid-course could have negative consequences for the value received and for the value of Darden.

We believe that the Company and its shareholders could have been harmed if Red Lobster remained a part of Darden. We also believe that the value obtained for Red Lobster could have been compromised had the sale not been completed as planned. Darden’s Board based this determination on Red Lobster’s declining performance and the nature of the rigorous sales process.

Since entering the agreement to sell Red Lobster in May, Red Lobster’s business continued to decline through fiscal year-end, and based upon industry trends, the declines were expected to continue for an extended time.

If a sale agreement had been delayed, we believe it would have resulted in a significantly lower valuation – substantially less than the $2.1 billion achieved. This assumes, of course, that a sale could even have been completed later, which was not clear at the time, given our expectation for continued deterioration of Red Lobster’s business. There was also no assurance that the financing environment for a transaction would have remained attractive to bidders.

The terms of the Red Lobster sale were the result of, in our view, a comprehensive, competitive process. If Darden had suddenly stopped the process, the Board believed it would have been

*	Figures provided as of August 4, 2014.

virtually impossible to restart it months later with the same momentum, if at all, particularly given Red Lobster’s declining performance. Following Starboard’s announcement that it would seek a special meeting, bidders in the Red Lobster sales process strongly advised the Company that the uncertainty associated with a shareholder approval closing condition would be unacceptable given the time and financial resources required to explore a transaction and formulate a final bid. Nevertheless, after the Company received a final bid, the Company further sought to negotiate a shareholder approval condition in the sale agreement but was unable to do so. In view of the risk of losing the deal altogether and keeping Darden and its shareholders exposed to Red Lobster’s continuing declining performance, putting the sale to a separate shareholder vote over bidders’ objections was simply not a prudent course to follow.

The choice the Board confronted was either to proceed with the sale on the terms negotiated or to postpone the sale, which was likely to result in a materially lower price, if any sale transaction were to be available at all. And if no sale occurred, the consequences of retaining Red Lobster could have been detrimental to the Company and its value because of the continued adverse exposure to Red Lobster’s struggling performance and uncertain path for recovery.

The decision to proceed with the sale prior to holding a Special Meeting was a difficult one. It was made only after careful consideration over the course of multiple Board meetings of the large risks from terminating a highly competitive sale process in the midst of Red Lobster’s deteriorating business performance. The Board considered and was deeply concerned about proceeding notwithstanding the shareholder support of the Special Meeting, but believed these concerns were outweighed by the considerable adverse consequences of a delay.

Although Starboard claims the business was sold at a “discount,” we believe the $2.1 billion purchase price represents a premium multiple compared to comparable restaurant deals and exceeded many industry analysts’ expected valuation ranges for the business, particularly taking into account Red Lobster’s deteriorating performance.

The Red Lobster transaction was valued at approximately 9x LTM EBITDA when we announced the agreement to sell the business on May 16, 2014. On average, comparable restaurant deals have been completed at approximately 8x LTM EBITDA – meaningfully lower than the value we achieved. Notably, the majority of the restaurants sold in comparable deals exhibited increasing earnings trends as opposed to the declining earnings trends at Red Lobster.

Given the expected continued decline in Red Lobster’s operating performance through closing, Red Lobster’s sale multiple is expected to be closer to approximately 10x LTM EBITDA at transaction close compared to the 9x LTM EBITDA at announcement, underscoring the wisdom of the Board’s decision to lock in the value we achieved with the Golden Gate Capital transaction.

Tax free and other tax efficient alternatives, as suggested by Starboard, were explored in depth by the Board and our advisors but we did not believe that they were likely to be viable, value creating options.

Optimizing the value of Darden’s real estate assets is an ongoing focus for the Company. Many of Darden’s independent directors have experience and proven records optimizing asset portfolios through franchising, real estate development, and mergers and acquisitions, including directly overseeing or guiding the strategic direction of substantial real estate portfolios.

Before unanimously concluding that the sale of Red Lobster to Golden Gate Capital was the best available value-creating alternative, Darden’s Board, with the assistance of its advisors, explored numerous separation alternatives for Red Lobster and the value potential of each, including (i) a spin-off of the Red Lobster business, (ii) a sale of the Red Lobster business, (iii) a spin-off of the Red Lobster operating company and a separate sale of its real estate, (iv) retaining the Red Lobster operating company and separating its real estate, and (v) retaining both the Red Lobster operating company and its real estate.

The Board believes that a Red Lobster REIT is not (and was not) a viable tax efficient alternative. Given its exposure to a single property type and single tenant, a Red Lobster REIT could likely trade at a meaningful discount to publicly-traded triple net REITs. We believe market reaction to the real estate aspects of the Red Lobster transaction confirms the validity of the Board’s concern. Further, our expansive real estate process did not result in any tax efficient proposals.

In its public statements, Starboard has wrongly asserted that Darden received “less than zero” for Red Lobster’s operating business. According to our analysis, this statement is highly inaccurate. Our analysis shows that, among other things, Starboard:

•	Erroneously treats a taxable transaction as tax free, attributing all transaction taxes to the Red Lobster operating company and none to the real estate (i.e., Starboard assumes incorrectly that the real estate aspect of the transaction was or could be tax free);
•	Not only carelessly double-counts the transaction costs, but also erroneously attributes all transaction costs to the Red Lobster operating company rather than allocating them to the different pieces of the business;
•	Overlooks the fact that we were able to structure the transaction so that the cash debt breakage costs after-tax are minimal, and again attributes all of the costs to the Red Lobster operating company;
•	Inappropriately reduces after-tax proceeds of the entire transaction (the operating company sale and the real estate transaction) by the pre-tax value of the real estate financing to present an inaccurate and misleading picture of what actually occurred; and
•	Incorrectly assumes that a $1.5 billion valuation of Red Lobster’s real estate, which was achieved through a highly competitive bidding process, could have been achieved in a stand-alone REIT which, in the view of the Company’s financial advisors, was highly unlikely.

We believe that Starboard’s flawed analysis results in $107 million of incorrect costs that were never incurred and undervalues the amount of the deal consideration attributable to Red Lobster’s operating business and related assets by nearly half a billion dollars.

Your Board remains committed to taking all appropriate steps to serve the interests of Darden and all Darden shareholders.

We believe that further distraction and costs associated with Starboard’s proxy contest are not in the best interests of Darden or Darden shareholders. Accordingly, we have attempted, on numerous occasions, to reach an agreement with Starboard, and we remain ready to engage with them to resolve this proxy contest.

***

Goldman, Sachs & Co. is serving as Darden’s financial advisor. Morgan Stanley is serving as financial advisor, and Wachtell, Lipton, Rosen & Katz is serving as legal advisor to Darden’s Board of Directors.

Innisfree M&A Incorporated is serving as the Company’s proxy solicitor and can be contacted toll-free at (888) 750-5834.

Darden Restaurants, Inc.

Update on Successful Red Lobster Sale Process

Non-GAAP Reconciliation

($ in millions)

Non-GAAP Reporting

In addition to U.S. generally accepted accounting principles (GAAP) reporting, Darden has presented certain measures on a non-GAAP basis in the Update On Successful Red Lobster Sale Process, such as Earnings Before Interest and Taxes (EBIT) and Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA). This non-GAAP information should be viewed in addition to, and not in lieu of, our reported amounts as calculated in accordance with GAAP.

	Twelve Months Ended:

	Q1 FY13	Q2 FY13	Q3 FY13	Q4 FY13	Q1 FY14	Q2 FY14	Q3 FY14	Q4 FY14
Earnings Before Interest and Taxes (EBIT):
Sales	$2,655.2	$2,642.4	$2,600.1	$2,622.4	$2,586.3	$2,557.6	$2,499.4	$2,460.0

EBT: Earnings Before Taxes	232.6	229.7	197.4	191.0	158.4	139.4	118.6	104.1

Interest Expense	(0.4)	(0.4)	(0.2)	(0.0)	(0.0)	(0.1)	(0.1)	(0.1)

EBIT	$232.2	$229.4	$197.2	$191.0	$158.4	$139.4	$118.5	$104.0

Depreciation & Amortization	110.0	112.3	114.2	115.9	118.9	121.9	124.8	123.9

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA):

EBITDA	$342.2	$341.7	$311.4	$306.9	$277.3	$261.2	$243.3	$227.9

EBITDA Margin	12.9%	12.9%	12.0%	11.7%	10.7%	10.2%	9.7%	9.3%

About Darden Restaurants

Darden Restaurants, Inc., (NYSE: DRI, the world’s largest full-service restaurant company, owns and operates more than 1,500 restaurants that generate approximately $6.3 billion in annual sales. Headquartered in Orlando, Fla., and employing more than 150,000 people, Darden is recognized for a culture that rewards caring for and responding to people. In 2014, Darden was named to the FORTUNE “100 Best Companies to Work For” list for the fourth year in a row. Our restaurant brands - Olive Garden, LongHorn Steakhouse, Bahama Breeze, Seasons 52, The Capital Grille, Eddie V’s and Yard House - reflect the rich diversity of those who dine with us.

Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.

Information About Forward-Looking Statements

Forward-looking statements in this communication regarding our expected ability to retire outstanding debt, improve our credit metrics, improve sales and earnings growth, reduce earnings volatility, maintain our dividend policy and buy back stock and execute on our brand renaissance program and all other statements that are not historical facts, including without limitation statements concerning our future economic performance, plans or objectives and expectations regarding the sale of Red Lobster, benefits to Darden and its shareholders from such sale and related matters, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date except as required by law. We wish to caution investors not to place undue reliance on any such forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include the ability to achieve Darden’s strategic plan to enhance shareholder value including realizing the expected benefits from the sale of Red Lobster, actions of activist investors and the cost and disruption of responding to those actions, including any proxy contest for the election of directors at our annual meeting, food safety and food-borne illness concerns, litigation, unfavorable publicity, risks relating to public policy changes and federal, state and local regulation of our business including health care reform, labor and insurance costs, technology failures, failure to execute a business continuity plan following a disaster, health concerns including virus outbreaks, intense competition, failure to drive sales growth, our plans to expand our smaller brands Bahama Breeze, Seasons 52 and Eddie V’s, a lack of suitable new restaurant locations, higher-than-anticipated costs to open, close, relocate or remodel restaurants, a failure to execute innovative marketing tactics and increased advertising and marketing costs, a failure to develop and recruit effective leaders, a failure to address cost pressures, shortages or interruptions in the delivery of food and other products, adverse weather conditions and natural disasters, volatility in the market value of derivatives, economic factors specific to the restaurant industry and general macroeconomic factors including unemployment and interest rates, disruptions in the financial markets, risks of doing business with franchisees and vendors in foreign markets, failure to protect our service marks or other intellectual property, impairment in the carrying value of our goodwill or other intangible assets, a failure of our internal controls over financial reporting, or changes in accounting standards, an inability or failure to manage the accelerated impact of social media and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.

Important Additional Information

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from stockholders in connection with the Company’s 2014 annual meeting of stockholders (the “Annual Meeting”). Information regarding the names and interests of such participants in the Company’s proxy solicitation is set forth in the Company’s definitive proxy statement, filed with the SEC on September 9, 2014. Additional information can be found in the Company’s Annual Report on Form 10-K for the year ended May 25, 2014, filed with the SEC on July 18, 2013. These documents are available free of charge at the SEC’s website at www.sec.gov.

The Company will be mailing its definitive proxy statement and proxy card to the stockholders entitled to vote at the Annual Meeting. WE URGE INVESTORS TO READ ANY PROXY STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain, free of charge, copies of any proxy statement and any other documents filed by the Company with the SEC in connection with the proxy solicitation at the SEC’s website at www.sec.gov. In addition, copies will also be available at no charge at the Investors section of the Company’s website at http://investor.darden.com/investors/investor-relations/default.aspx.